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                                                                     Exhibit 3.1


                           ARTICLES OF INCORPORATION

                                      OF

                              TERCERO CORPORATION


         ONE:   The name of this corporation is Tercero Corporation. Director
Theodore T. Herman resides at 9855 Topangas Canyon, #124, Chatsworth CA 91311.

         TWO:   Its registered office in the State of Nevada is located at: 232
Crystal Springs Place, Henderson, Nevada, 89104, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

         THREE: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized, including but not limited to the following:

         (A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

         (B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this Corporation is organized.

         (C) Shall have power to have succession by its corporate name for the period limited in its Certificate or its Articles of Incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound-up according to law.

         (D) Shall have power to sue and be sued in any court of law or equity.

         (E) Shall have power to make contracts.
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         (F) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

         (G) Shall have the power to appoint such officers and agents as the affairs of the Corporation shall require, and to allow them suitable compensation.

         (H) Shall have the power to make By-Laws not inconsistent with the Constitution or laws of the United States, or the State of Nevada, for the management, regulation and government of its business, and the calling and holding of meetings of its stockholders.

         (I) Shall have power to windup and dissolve itself, or be wound-up or dissolved.

         (J) Shall have the power to adopt and use a common seal or stamp, and later the same at pleasure. The use of a seal or stamp by the Corporation on any corporate document is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

         (K) Shall have the power to borrow money and contract debts when necessary for the transaction of its business, of for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time to times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

         (L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, Pledge or otherwise dispose of the shares of capital stock of, or any bonds, securities or evidences

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of the indebtedness created by, any other corporation or corporations of the
State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers, and privileges of ownership, including the right to vote, if any.

         (M) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property or fund.

         (N) Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

         (O) Shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its Certificate or Articles of Incorporation of the Corporation, or any amendment thereof.

         (P) Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.

         (Q) Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities.

         FOUR: The name and address in this state of the Corporation's initial agent for service of process is: Jeffrey A. Joseph, 232 Crystal Springs Place, Henderson, Nevada 89104.

         FIVE: This Corporation is authorized to issue only one class of shares of stock. The total number of shares which the Corporation is authorized to issue is Fifteen Million (15,000,000), par value $.001 per share.

         SIX:   The governing board of the Corporation shall be known as
directors, and the

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number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to less than one (1).

         SEVEN: The Corporation is to have perpetual existence.

         EIGHT: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend to By-Laws of the Corporation.

         To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

         By resolution passed by a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

         NINE: No director or officer of the Corporation shall be personally liable to the Corporation or any of its Stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or office; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (I) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the

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payments of dividends in violation of Section 78.300 of the Nevada Revised
Statutes. Any repeal or modification of this Article by the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

         TEN:   This Corporation reserves the right to amend, alter, change or repeal any Provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by Statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are Granted subject to this reservation.

         Dated:  11 6, 1995



                                               /s/ Theodore T.Herman
                                               --------------------------
                                               Theodore T. Herman,
                                               Incorporator/Director
                                               9855 Topanga Canyon, #124
                                               Chatsworth, CA 91311

         I, the undersigned, being the Incorporator hereinbefore named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 6/th/ day of November, 1995.

                                               /s/ Theodore T. Herman
                                               --------------------------
                                               Theodore T. Herman,
                                               Incorporator/Director
                                               9855 Topanga Canyon, #124
                                               Chatsworth, CA 91311

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                                ACKNOWLEDGMENT

State of California

County of Contra Costa

         On November 6, 1995 before me, the undersigned, a Notary Public in and for said State, personally appeared Theodore T. Herman personally known tome or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

                                                   /s/ Carey Lucas
                                                   -------------------------
                                                   Notary Public

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                   CERTIFICATE OF ACCPETANCE OF APPOINTMENT
                               BY RESIDENT AGENT

         In the matter of Tercero Corporation I, Jeffrey A. Joseph with address at Suite __________, Street 232 Crystal Springs Place, Town of Henderson, County of Clark, Zip Code 89104, State of Nevada, hereby accept the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.

         Furthermore, that the mailing address for the above registered office is:

           232 Crystal Springs Place, Henderson, NV 89104 State of Nevada.

         In witness whereof, I have hereunto set my hand this 6th day of November, 1995.


                                              /s/ JEFFREY A. JOSEPH
                                             ----------------------
                                             Resident Agent


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NRS 78.090 Except during any period of vacancy described in NRS 78.090, every corporation must have a resident agent, who may be either a natural person or a corporation, resident or located in this state. Every resident agent must have a street address, where he maintains an office for the service of process, and may have a separate mailing address such as a post office box, which may be different from the street address. The address of the resident agent is the registered office of the corporation in this state. The resident agent may be any bank or banking corporation, or other corporation, located and doing business in this state. The certificate of acceptance must be filed at the time of the initial filing of the corporate papers.

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